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                                                              EXHIBIT 23.2

                     CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 1997 Stock Option Plan and the 1993 Employee Qualified Stock Purchase Plan of our reports dated January 16, 1997, on our audits of the consolidated financial statements and financial statement schedules of Quickturn Design Systems, Inc. as of December 31, 1996 and 1995, and for the three years in the period ended December 31, 1996, which reports are incorporated by reference or are included in the Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                                    /s/ Coopers & Lybrand L.L.P.



San Jose, California
April 17, 1997